EXHIBIT 99.1

12333 West Olympic Blvd.
Los Angeles, CA 90064

NEWSRELEASE

Teledyne Enters Agreement to Acquire
Reynolds Industries, Incorporated

LOS ANGELES — May 18, 2004 — Teledyne Technologies Incorporated (NYSE:TDY) announced today that a subsidiary, Teledyne Investment, Inc., has entered into an agreement to acquire Reynolds Industries, Incorporated for $41.5 million. The transaction is expected to close on or about July 2, 2004, and is subject to customary closing conditions.

Reynolds Industries, founded in 1948 and headquartered in Los Angeles, Calif., is a leading supplier of specialized high voltage connectors and subassemblies for defense, aerospace and industrial applications. Reynolds Industries’ product lines also include unique pilot helmet mounted display components and subsystems. Defense contractors and government agencies represent over 70% of Reynolds Industries’ sales.

“The acquisition of Reynolds Industries is consistent with our strategy of supplying high quality, specialized components and subsystems to defense and aerospace customers,” said Robert Mehrabian, chairman, president and chief executive officer of Teledyne Technologies. “Reynolds Industries’ technology and product offerings are complementary with a number of our existing defense electronics businesses. For example, Reynolds Industries’ high voltage connectors employed in electronic warfare systems utilize technology related to our defense microwave operations. We also believe that Teledyne’s experience in military fiber optics will benefit Reynolds Industries, as certain defense applications now require optical fiber combined with traditional high voltage lines into single hybrid connectors.”

“Furthermore, over the last few years, Reynolds Industries has succeeded in developing additional value-added subassemblies, and with our combined experience, we hope to continue this trend. For example, Reynolds Industries’ helmet mounted display cable assemblies contain unique connectors that must undergo extensive testing, like Teledyne’s ejection seat sequencers, to ensure that they will perform safely and reliably in case a pilot must eject.”

Reynolds Industries, Incorporated had sales of approximately $32.4 million for its fiscal year ended April 30, 2003. Teledyne Technologies expects the acquisition of Reynolds Industries to be accretive to earnings in 2004. If completed, the acquired business would be operated as Teledyne Reynolds, Inc.

Teledyne Technologies is a leading provider of sophisticated electronic components, instruments and communication products, systems engineering solutions, aerospace engines and components and on-site gas and power generation systems. Teledyne Technologies has operations in the United States, the United Kingdom, Mexico and Canada. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

Forward-Looking Statements Cautionary Notice

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to the Company’s earnings and a potential acquisition. Actual results could differ materially from these forward-looking statements. Many factors, including the Company’s ability to integrate the acquired product lines and achieve anticipated synergies, could change anticipated results.

Investor Contact:	Jason VanWees
(310) 893-1642

Media Contact:	Robyn Choi
(310) 893-1640